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EXHIBIT 3.29

CERTIFICATE OF INCORPORATION

OF

OPTIMAL CARE PLUS, INC.

        1.     The name of the Corporation is, OPTIMAL CARE PLUS, INC.

        2.     The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporations Trust Company.

        3.     The Corporation is formed for the following purpose or purposes.

        To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

        4.     The aggregate number of shares which the Corporation shall have authority to issue is Two Hundred (200); all of such shares shall be without par value and classified as Common shares.

        5.     The name and address of the incorporator is as follows:

Name	Address
Susan M. Schmidt	c/o Curative Health Services, Inc. 150 Motor Parkway Hauppauge, NY 11788

        6.     The personal liability of all of the directors of the Corporation is hereby eliminate to the fullest extent allowed as provided by the Delaware General Corporation Law, as the same may be supplemented and amended

        7.     The Corporation is to have perpetual existence.

        8.     The corporation shall indemnify its officers, directors, employees and agent to the extent permitted by the General Corporation Law of Delaware.

        THE UNDERSIGNED, being the incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this Certificate, hereby declaring that this is my act and deed and the facts herein stated are true, and accordingly set my hands this 15th day of October, 2002.

/s/ SUSAN M. SCHMIDT Susan M. Schmidt, Incorporator

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CERTIFICATE OF INCORPORATION OF OPTIMAL CARE PLUS, INC.